POWER OF ATTORNEY

Each undersigned Trustee of Trust for Advised Portfolios (the ''Trust") hereby appoints Christopher E. Kashmerick, Russell B. Simon, and Scott A. Resnick, each an officer of the Trust, each individually with power of substitution or resubstitution, his true and lawful attorneys-in-fact and agents (each, an "Attorney-in-Fact") with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter "Acts"), and any rules, regulations or requirements of the U.S. Securities and Exchange Commission (hereafter "SEC") in respect thereof, filing by the Trust of the Registration Statements on Form N-14 relating to the proposed reorganization of the USCA Premium Buy-Write Fund, a series of USCA Fund Trust, into the Ziegler FAMCO Hedged Equity Fund, a series of the Trust, pursuant to the Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together "SEC filings"), signing in the name and on behalf of the undersigned as a Trustee of the Trust any and all such SEC filings, and the undersigned  does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

Each undersigned Trustee hereby executes this Power of Attorney as of the 21st day of October 2020.

Name	Title

/s/ John Chrystal
John Chrystal	Independent Trustee

/s/ Albert J. DiUlio, S.J.
Albert J. DiUlio, S.J.	Independent Trustee

/s/ Brian S. Ferrie
Brian S. Ferrie	Independent Trustee

/s/ Wan-Chong Kung
Wan-Chong Kung	Independent Trustee

/s/ Harry E. Resis
Harry E. Resis	Independent Trustee

/s/ Christopher E. Kashmerick
Christopher E. Kashmerick	Interested Trustee